Exhibit 5.1

November 30, 2016

Board of Directors

Titan Energy, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

Re:	Titan Energy, LLC — Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Titan Energy, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of up to 3,266,936 common shares (the “Registered Shares”) representing limited liability company interests in the Company by the selling shareholders named in the Registration Statement. The selling shareholders acquired the Registered Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code in connection with the consummation of the transactions undertaken pursuant to a pre-packaged plan of reorganization (the “Plan”) of the Company’s predecessor and certain of its subsidiaries.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)	the Plan;

(iii)	the Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 1, 2016 (the “LLC Agreement”), as presently in effect as certified by the Secretary of the Company as of the date hereof;

(iv)	the Certificate of Formation of the Company, dated as of August 26, 2016, as certified as of November 30, 2016 by the Secretary of State of the State of Delaware;

(v)	a certificate of the Secretary of State of the State of Delaware as to the formation and good standing of the Company under the laws of the State of Delaware as of November 30, 2016 (the “Good Standing Certificate”); and

(vi)	certain resolutions adopted by the Company’s board of directors approving and authorizing, among other things, the filing of the Registration Statement with the SEC and other related matters.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity, competency and authority of all individuals executing documents; (vi) that all agreements, instruments and other documents executed in connection with the transactions contemplated by the Registration Statement are the valid and binding obligations of each of the parties

Board of Directors

Titan Energy, LLC

November 30, 2016

thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct and that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; (viii) that the officers and directors of the Company have properly exercised their fiduciary duties; (ix) that all information contained in all documents reviewed by us is true and correct; (x) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; and (xi) that the Registered Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement. As to all questions of fact material to this opinion letter, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion: the Registered Shares have been duly authorized by the Company and are validly issued and, under the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”), the holders of the Registered Shares have no obligation to make further payments for the Registered Shares pursuant to the LLC Agreement, except for their obligation pursuant to Section 18-607 or 18-804 of the Delaware LLC Act to repay any funds wrongfully distributed to them.

We express no opinion with respect to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the federal laws of the United States of America and (ii) the Delaware LLC Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing by you of this opinion with the SEC on the date hereof as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the related prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Sincerely,

/s/ Paul Hastings LLP